EXHIBIT 99.1

SENOMYX and fIrmenich TO COLLABORATE ON discovery, development and worldwide commercialization of nOVEL sweet ENHANCERS

•                                         Collaboration focused on enhancers of sucrose (table sugar), fructose, and Rebaudioside (stevia)

•                                         Firmenich granted rights to commercialize novel Sweet Enhancers for use in all food product fields not currently partnered by Senomyx

SAN DIEGO, CA AND GENEVA, Switzerland, – August 3, 2009 – Senomyx, Inc. (NASDAQ: SNMX), a leading company focused on using proprietary technologies to discover and develop novel flavor ingredients for the food, beverage, and ingredient supply industries, and Firmenich SA, the world's largest privately-owned fragrance and flavor company, announced today that they have entered into a collaborative research, development, commercialization and license agreement for Senomyx’s novel flavor ingredients intended to enhance the taste of sucrose (table sugar), fructose, and  Rebaudioside (stevia).

During the collaborative period, Firmenich will have exclusive rights to commercialize selected Senomyx Sweet Enhancers worldwide in virtually all food product categories not currently licensed to other companies, and research costs will be shared. In return, Firmenich will pay to Senomyx license fees and royalties on sales of Sweet Enhancers developed under the collaboration. This new agreement does not impact Senomyx’s existing collaborations with other companies on its Sweet Enhancer program or its other existing collaborations with Firmenich.

“Senomyx is excited about working with Firmenich to maximize the commercial potential of our new Sweet Enhancers,” said Kent Snyder, President and Chief Executive Officer of the Company. “We believe there is a large market opportunity for these flavor ingredients, and it is a key goal for Senomyx to have our Sweet Enhancers introduced into the marketplace as quickly, broadly and efficiently as possible.

“Firmenich is a global leader in providing food ingredients and flavor systems to major consumer companies,” Snyder noted. “Their strong full-service capabilities include product development, proprietary formulation systems and manufacturing, as well as tailoring flavor solutions to their clients’ products and brands.  Importantly, Firmenich has recognized expertise in providing sweet flavor solutions for a variety of products. We are confident in their ability to accelerate market introduction and penetration of our new Sweet Enhancers.”

“Firmenich’s exclusive partnerships with Senomyx give us a competitive edge in developing new flavors and are an example of our passion for breakthrough ideas,” stated Patrick Firmenich, Chief Executive Officer of Firmenich. “The combination of Firmenich flavors and Senomyx Sweet Enhancers will enable us to help our clients improve the nutritional profile of their products, without compromising on taste. We thus expect these innovative Sweet Enhancers to enrich our offerings to our clients and further expand our market coverage.”

In January 2008, Senomyx and Firmenich entered a first collaborative research, development, commercialization and license agreement for novel flavor ingredients intended to provide a cooling taste effect.  The collaboration aims to identify novel cooling flavors that do not have the limitations of currently available agents. Senomyx and Firmenich signed a second agreement in November 2008, under which Firmenich has exclusive rights to commercialize Senomyx’s novel S2383 flavor enhancer which reduces the need for sucralose in beverages, foods and oral care healthcare products.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  Senomyx has entered into product discovery and development collaborations with seven of the world's leading food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury plc, Campbell Soup Company, The Coca-Cola Company, Firmenich SA, Nestlé SA, and Solae.  Nestlé is currently marketing products that contain one of Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Firmenich Company Profile

Firmenich is the largest privately-owned company (No.2 worldwide) in the perfume and flavor business. Swiss, family-owned and founded in Geneva in 1895, it has created many of the world’s best-known perfumes and flavors that you enjoy each day.  Its passion for smell and taste is at the heart of its success.  It is renowned for its creativity and innovation, as well as its exceptional understanding of consumer trends.  Every year, it invests around 10% of its turnover in R&D, reflecting its continued desire to understand, share and sublimate the best that nature has to offer.  The annual turnover for Firmenich was 2.847 million Swiss francs at end June 2008.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Senomyx’s rights to the remaining license fee and our ability to achieve the specified events for receiving such payment; Senomyx’s ability to discover and develop novel flavor ingredients for use as sweet enhancers of sucrose, fructose and Rebaudioside (stevia); the capabilities and potential uses of Senomyx's flavor ingredients; Senomyx’s ability or Firmenich’s ability to commercialize products incorporating Senomyx's flavor ingredients for use in foods and beverages and Senomyx’s right to receive milestones and royalties under its agreements with Firmenich; and the speed of commercialization, revenue potential and market acceptance of sweet enhancing flavor ingredients. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx's revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Flavor ingredients developed under the agreement may not be useful or cost-effective for formulation into products; Senomyx or Firmenich may be unable to obtain and maintain the regulatory approvals required for novel flavor ingredients to be incorporated into products that are sold; products that incorporate Senomyx flavor ingredients may never be commercially successful; and Senomyx's ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx's most recently filed SEC documents, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, under the headings "Risks Related to Our Business" and "Risks Related to Our Industry." All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts:

Senomyx

Gwen Rosenberg

Senomyx, Inc.

Vice President, Investor Relations & Corporate Communications

(858) 646-8369

gwen.rosenberg@senomyx.com

Firmenich

Karen Saddler

Firmenich, SA

Vice President Communication

corporate.communication@firmenich.com

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